Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

GROUNDBREAKER TECHNOLOGIES INC.,

JAKE MARMULSTEIN,

GROUNDREAKER TECH INC.

and

JANOVER INC.

dated as of

November 17, 2023

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of November 17, 2023, is entered into by and among Groundbreaker Technologies Inc., a Delaware corporation (“Seller”), Jake Marmulstein, a stockholder of the Seller (the “Stockholder”), Groundbreaker Tech Inc., a Delaware corporation (“Buyer”), and Janover Inc., a Delaware corporation and 100% owner of the Buyer (“Janover” or “Parent”). Seller, Stockholder, Buyer, and Janover shall hereinafter be referred to as the “Party” or “Parties.” Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified by the cross-references set forth in Appendix A.

RECITALS

WHEREAS, Seller is an internet based service provider offering a fully integrated, end-to-end cloud-based technology SaaS platform for real estate investment professionals and institutional investors (the “Business”); and

WHEREAS, subject to and upon the terms and conditions set forth herein, Seller wishes to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase, acquire and accept from Seller, free and clear of all liens and liabilities of any kind (other than Assumed Liabilities, as hereinafter defined), all of Seller’s right, title, and interest in and to substantially all of the Purchased Assets (as defined herein) owned by Seller and used in connection with the Business.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01         Sale of Assets.

(a) Purchased Assets.

(i)            At the Closing (as defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall accept and purchase all of Seller’s, right, title and interest in and to all of the assets, properties, rights, interests, claims and goodwill of Seller, tangible and intangible, of every kind and description, as the same shall exist as of the Closing Date, including, without limitation, the assets, properties and rights of the Seller reflected in the Schedule of Purchased Assets attached hereto and labeled Schedule 1.01(a), together with all assets, properties and rights acquired by Seller of a similar nature since the date of such Schedule and prior to the Closing Date, less such assets, properties and rights as may have been disposed of since the date in of such Schedule in the ordinary course of business; but specifically excluding the Excluded Assets (the “Purchased Assets”).

(ii)           The Purchased Assets (as listed in Schedule 1.01(a)) shall include, without limitation, all of Seller’s (a) intellectual property, websites, web applications, social media, customer lists, revenue streams, and all accounts including but not limited to Stripe and Authorize.net, and all of its other tangible and intangible assets not in the production environment, (b) tangible personal property (such as tangible capital machinery and equipment, computer and communications equipment, inventories, raw materials, work in progress, supplies, furniture, tools, and other mobile equipment), (c) intellectual property (including any franchise, strategic alliance or joint venture), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, (including equipment leases), subleases, and rights thereunder with respect to both real and personal property, (e) accounts receivable, notes receivable, trade and other receivables, (f) purchase orders, agreements, contracts, instruments, purchase commitments for materials, goods and other services and rights thereunder to the extent such items can be transferred, assigned, conveyed and/or delivered, (g) securities (excluding the Buyer Shares as defined below), (h) claims, deposits, rebates, discounts earned, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies to the extent such items can be transferred, assigned, conveyed and/or delivered, (j) books, records, financial statements, ledgers, accounting systems, files, documents, collateral information, databases, plans, specifications, technical information, websites, electronic data and files, correspondence, pricing schedules, catalogs, advertising and promotional materials, studies, reports, customer and contractor lists, marketing and recruiting processes, employment and training manuals, and other printed or written material relating to the Purchased Assets and all proprietary rights pertaining to such materials, (k) phone numbers and domain names related to the Purchased Assets, and (l) other tangible and intangible assets of the Business; provided, however, that the Purchased Assets shall not include the Excluded Assets.

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(b) Excluded Assets. The foregoing notwithstanding, Buyer shall not purchase, and Seller shall not be deemed to sell: (a) contracts that are not Assigned Contracts; (b) the consideration paid and to be paid to Seller pursuant to this Agreement; (c) all rights of Seller under this Agreement and the other agreements, instruments and documents deliverable pursuant hereto (the “Transaction Documents”); (d) all cash, cash equivalents, bank accounts and credit card accounts of Seller; (e) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records (to the extent Seller is required to retain such files or records under applicable law), and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain; (f) all employee benefit plans of Seller and trusts or other assets attributable thereto; (g) all Tax assets (including duty and Tax refunds and prepayments) of Seller; (h) all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise; and (i) those other assets which are listed in the Schedule of Excluded Assets attached hereto and labeled Schedule 1.01(b) (the foregoing clauses (a) – (i) collectively, the “Excluded Assets”).

Section 1.02         Liabilities.

(a)           Assumed Liabilities. Commencing on the Closing Date (as defined below), Buyer shall assume, pay, and perform: (x) the Current Liabilities (as defined below); and (y) the liabilities and obligations arising after the Closing, or are required to be performed after the Closing, under the Purchased Assets, but only to the extent that such liabilities and obligations (i) arise under the Assigned Contracts listed on Schedule 1.02(a) and (ii) do not relate to any breach, default or violation of or by the Seller on or prior to the Closing (collectively (x) and (y), the “Assumed Liabilities”).  Other than the Assumed Liabilities, Buyer will not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.  “Assigned Contracts” means all of the Contracts (verbal or written, including, without limitation, any non-competition agreements by and between Seller and any employee, consultant or other Person and any other engagement letters, contract extensions, rebids, existing proposals, bids, opportunities pursued, purchase orders and any sales contracts and other agreements in the pipeline) to which Seller is a party that are used by the Seller in conducting the Business or relating to the Business (which, for clarity, excludes the Excluded Assets, contracts with stockholders or creditors of Seller related to debt obligations of or equity interests in Seller, contracts related to Seller’s employee benefit plans and programs, Seller’s contracts with its professional advisors (e.g., accountants, lawyers, etc.), Seller’s organizational documents, and similar contracts unrelated to the conduct of the Business).

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(b)           Excluded Liabilities: Other than the Assumed Liabilities, all liabilities, liens and other obligations of Seller relating to the Business or the Purchased Assets arising prior to the Closing Date (collectively, the “Excluded Liabilities”), shall remain the sole responsibility of and shall be retained by the Seller, and Buyer shall not be responsible to pay, perform, or discharge the Excluded Liabilities. Excluded Liabilities shall include, without limitation: any debts, liabilities or obligations of Seller not specifically listed in Schedule 1.02(b) hereof, including (i) any liability of the Seller for income, transfer, sales, use, and all other taxes arising in connection with the consummation of the transactions contemplated hereby (including any income taxes arising because the Seller is transferring the Purchased Assets), whether imposed on Seller as a matter of law, under this Agreement or otherwise, (ii) any liability of the Seller for taxes, including liability of the Seller for taxes of any person other than the Seller, (iii) any liability of Seller with respect to any indebtedness for borrowed money or credit card payables, (iv) any liability of Seller arising out of any threatened or pending litigation or other claim, (v) any liability of Seller, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses, incentive compensation, sick leave, severance or termination pay, vacation and other forms of compensation or any other form of employee benefit plan (including the health benefits payable reflected on the Seller’s balance sheet), agreement (including employment agreements), arrangement or commitment payable to or for the benefit of any current or former officers, directors and other employees and independent contractors of Seller, (vi) any liabilities of Seller to the Stockholder or any affiliates or current or former stockholders, or other equity owners of Seller, (vii) any liability for costs and expenses of the Seller in connection with this Agreement or any transactions contemplated hereby, (viii) any negative cash or book balances or any intercompany debt by and between, or by and among, Seller and any affiliate of Seller and (ix) any environmental liability arising out of or relating to the operation of the Business by Seller prior to the Closing or Seller’s leasing, ownership or operation of real property. All Excluded Liabilities shall be the responsibility of Seller, and Seller agrees to indemnify and hold the Buyer harmless against any Excluded Liabilities in accordance with Article VII below.

Section 1.03         Purchase Price.

(a)           In consideration for the sale, assignment and delivery of the Purchased Assets, the Buyer shall pay the aggregate purchase price for the Purchased Assets (the “Purchase Price”), as the same may be adjusted pursuant to this Agreement, payable in accordance with Sections 1.03(b), 1.04 and 1.05, below.

(b)           The Purchase Price for the Purchased Assets shall contain the following components and be payable as follows:

(i)            Cash Payment at Closing. At the Closing, the Buyer shall pay to the Seller Sixty Thousand Dollars ($60,000) by certified check or wire transfer in immediately available funds (the “Cash Portion”), subject to adjustment as provided in Section 1.04 below;

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(ii)           Equity Payment. At the Closing (subject to adjustment as provided in Section 1.04 below), the Buyer shall deliver to the Seller, or its designees, a number of shares of common stock of the Parent that is equal to the quotient of Nine Hundred Forty Thousand Dollars ($940,000) divided by the daily volume-weighted average price (VWAP) of Parent’s common stock on the Nasdaq Capital Market for the thirty (30) trading days prior to the Closing Date, as reported on Bloomberg (the “Buyer Shares”). The Buyer Shares will be subject to a lock-up/leak-out agreement, the form of which is attached as Exhibit D (“Lock Up/Leak Out Agreement”), pursuant to which Seller (if Seller retains the Buyer Shares) shall not, during the twenty-four (24) month period commencing on the Closing Date, sell on any given day an amount of Buyer Shares equal to the greater of (a) 1,000 or (b) ten percent (10%) of the prior trading day’s trading volume, provided that if Seller distributes the Buyer Shares to its debt or equity holders, each such holder of the Buyer Shares shall agree, during the twenty-four (24) month period commencing on the Closing Date, not to sell on any given day an amount of Buyer Shares equal to the greater of (a) 1,000 or (b) five percent (5%) of the prior trading day’s trading volume, all as set forth in more detail in the Lock Up/Leak Out Agreement. The Buyer Shares will be issued according to applicable regulatory and compliance requirements. The Buyer Shares shall not be registered under the Securities Act and shall be deemed to be “restricted securities” (as that term is defined in Rule 144) and carry no registration rights that require the filing of any registration statement in connection with their issuance. Seller hereby designates (A) TangoLaw, PLLC to receive $95,000 of the Buyer Shares at Closing and (B) Jake Marmulstein to receive $15,000 of the Buyer Shares at Closing (as partial repayment of an outstanding liability owed to Mr. Marmulstein by Seller).

(iii)         Earn Out Payments. Following the Closing, the Parent shall make annual Milestone Payments (as defined in the Earnout Agreement) to the Seller, as set forth and detailed in an earnout agreement, the form of which is attached hereto as Exhibit F (“Earnout Agreement”).

Section 1.04         Purchase Price Adjustments.

(a)           [RESERVED]

(b)           Working Capital Adjustment.

(i)            The “Closing Purchase Price” means the Cash Portion together with the Buyer Shares. The Closing Purchase Price shall be adjusted to reflect a normal level of Working Capital (as defined below) as outlined in this Section 1.04(b). “Working Capital” is defined as the sum of (x) Seller’s accounts receivable, plus advances to vendors and prepaid expenses and unbilled receivables (collectively, the “Current Assets”) to the extent recognized under U.S. Generally Accepted Accounting Principles (“GAAP”), less the sum of (y) Seller’s accounts payable plus customer deposits plus accrued expenses plus any other current liabilities of Seller (collectively, the “Current Liabilities”). For clarity, (a) Excluded Liabilities shall not be considered Current Liabilities for purposes of this Agreement and (b) subject to the foregoing clause (a) and notwithstanding anything to the contrary in this Agreement, Current Liabilities shall be deemed to be Assumed Liabilities for purposes of this Agreement. The target working capital (“Target Working Capital”) shall equal Zero Dollars ($0). The “Net Working Capital Adjustment” is the difference between the Closing Date Working Capital (as defined below) less the Target Working Capital. “Closing Date Working Capital” means Seller’s good faith estimate of Current Assets as of the Closing Date minus Current Liabilities as of the Closing Date. The calculation of Working Capital will not include notes payable and bank loans and, notwithstanding anything to the contrary, will only include an amount of Seller’s deferred revenue equal to 50% of Seller’s deferred revenue minus $15,000.

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(ii)           Not later than ten (10) business days prior to the Closing Date (which period may be shortened if Buyer elects to close sooner), the Seller shall prepare and deliver to Buyer a good faith calculation and estimate (the “Preliminary Closing Statement”) of (i) the Net Working Capital Adjustment, (ii) the cash of the Business at Closing (“Closing Cash”), (iii) and the amount of Closing Cash that is in excess of Zero Dollars ($0) (the “Excess Closing Cash”) and (iv) the Seller’s calculation of the Closing Purchase Price. The Preliminary Closing Statement, and each element of the Preliminary Closing Statement, shall be prepared in accordance with the Company’s standard accounting practices and be accompanied by reasonable supporting detail. The Closing Purchase Price and the Excess Closing Cash set forth on the Preliminary Closing Statement finally delivered pursuant to this Section 1.04(b) are referred to herein as the “Estimated Closing Purchase Price” and the “Estimated Excess Closing Cash,” respectively.

(iii)         To the extent that the Net Working Capital Adjustment set forth on the Preliminary Closing Statement delivered pursuant to this Section 1.04(b) is a positive number, the Closing Purchase Price shall be increased on a dollar-for-dollar basis. To the extent that the Net Working Capital Adjustment set forth on the Preliminary Closing Statement delivered pursuant to this Section 1.04(b) is a negative number, the Closing Purchase Price shall be decreased on a dollar-for-dollar basis (such Closing Purchase Price as adjusted and set forth on the Preliminary Closing Statement delivered pursuant to this Section 1.04(b) is referred to herein as the “Estimated Closing Purchase Price”). If the Closing Purchase Price is decreased according to this Section 1.04(b)(iii), the decrease will be applied to the Buyer Shares portion of the Closing Purchase Price.

(iv)          At the Closing, Excess Closing Cash shall be retained by the Seller and Buyer shall pay, or shall cause to be paid, the Cash Portion of the Estimated Closing Purchase Price to Seller in cash by wire transfer of immediately available funds to one or more accounts as designated by Seller by written notice to Buyer not less than two (2) Business Days prior to the Closing Date. The remaining portion of the Estimated Closing Purchase Price shall be paid to Seller and/or its designees at Closing in the form of Buyer Shares.

(c)           Determination of Final Closing Purchase Price.

(i)            Within thirty (30) days after the Closing Date, Buyer shall deliver to Seller a proposed good faith calculation (the “Closing Statement”) of: (A) the Net Working Capital Adjustment (the “Closing Date Net Working Capital Adjustment”), (B) the Closing Cash (the “Closing Date Cash”), (C) Excess Closing Cash (the “Excess Closing Cash Calculation”), and (D) Buyer’s calculation of the Closing Purchase Price (the “Purchase Price Calculation”). The Closing Statement, and each element thereof, shall be calculated in accordance with the Company’s standard accounting practices and be accompanied by reasonable supporting detail.

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(ii)           During the thirty (30) days immediately following Seller’s receipt of the Closing Statement (the “Review Period”), Seller shall have reasonable access, during normal business hours upon reasonable notice, and in a manner so as to not interfere with the normal business operations of Seller or Buyer or any of their Affiliates, to the working papers used in connection with Buyer’s preparation of the Closing Statement. Seller may, on or prior to the last day of the Review Period, give written notice of any disagreement with Buyer’s proposed Purchase Price Calculation or the Excess Closing Cash Calculation (a “Notice of Disagreement”) to Buyer. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of each disagreement so asserted as well as the reasonable basis thereof along with relevant supporting documentation and calculations (the “Disputed Items”). Unless Seller provides a Notice of Disagreement on or prior to the last day of the Review Period, (A) the Closing Date Net Working Capital Adjustment shall be deemed to set forth the final Net Working Capital Adjustment, (B) the Closing Date Cash shall be deemed to set forth the final Closing Date Cash, (C) the Excess Closing Cash Calculation shall be deemed to set forth the final Excess Closing Cash and (D) the Purchase Price Calculation shall be deemed to set forth the final Closing Purchase Price. If a timely Notice of Disagreement is received by Buyer, then the Closing Statement (as revised as contemplated in clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date Buyer and Seller resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters specified in the Notice of Disagreement and remaining in dispute are finally resolved in writing by the Independent Auditor (as defined below); provided, that, for purposes of clarity, any items that are not so disputed on the Notice of Disagreement shall become final and binding upon the parties on the last day of the Review Period. During the thirty (30) days immediately following the delivery of a Notice of Disagreement, Buyer and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any Disputed Item. If, at the end of such thirty (30) day period, any Disputed Item specified in the Notice of Disagreement has not been resolved by Seller and Buyer, Seller and Buyer shall submit such Disputed Items to a mutually agreeable independent accounting firm (the “Independent Auditor”) for review and resolution of any such Disputed Items which remain in dispute (including such party’s proposed resolution thereof) and which were included in the Notice of Disagreement. If the Buyer and the Seller are unable to agree on the choice of an Independent Auditor, they shall select a nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms and any firms that have a conflict of interest). The terms of appointment and engagement of the Independent Auditor shall be as agreed upon between Seller and Buyer (it being understood that the Independent Auditor shall consider only those Disputed Items as to which there is disagreement as set forth in the Notice of Disagreement and that the Independent Auditor shall be functioning as an expert and not as an arbitrator). The Independent Auditor shall be required to render a determination of the applicable dispute within thirty (30) days after referral of the Disputed Items to the Independent Auditor, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. In making its determination regarding such applicable dispute, the Independent Auditor shall select, with respect to each item in dispute, an amount between Buyer’s position as set forth in the Closing Statement and Seller’s position as set forth in the Notice of Disagreement or equal to either such amount. In connection with the resolution of any dispute, the parties shall provide the Independent Auditor with access to all documents and work papers necessary to make its determination.

(iii)         The fees and disbursements of the Independent Auditor shall be borne by (A) Buyer in the proportion that the aggregate dollar value of the Disputed Items submitted to the Independent Auditor that are unsuccessfully disputed by Buyer bears to the aggregate value of all such items so disputed and (B) by Seller in the proportion that the aggregate dollar value of the Disputed Items submitted to the Independent Auditor that are unsuccessfully disputed by Seller bears to the aggregate value of all such items so submitted. The determination as to each Disputed Item as determined by agreement of Buyer and Seller or by the Independent Auditor shall be final and binding on the parties hereto. The Closing Purchase Price and Excess Closing Cash as finally determined pursuant to clauses (i) and (ii) this Section 1.04(c) shall be referred to herein as the “Final Closing Purchase Price” and the “Final Excess Closing Cash,” respectively.

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(d)           Adjustments to Estimated Closing Purchase Price and Estimated Excess Closing Cash.

(i)            To the extent that (A) the Final Closing Purchase Price is greater than the Estimated Closing Purchase Price (the amount of such excess, the “Purchase Price Overage”), and/or (B) the Final Excess Closing Cash is greater than the Estimated Excess Closing Cash (the amount of such excess, the “Excess Closing Cash Overage”), Buyer shall pay Seller an amount equal to the Purchase Price Overage and/or the Excess Closing Cash Overage, as applicable, within thirty (30) days of the final determination of such amounts.

(ii)           To the extent that (A) the Final Closing Purchase Price is less than the Estimated Closing Purchase Price (such amount, the “Purchase Price Shortfall”), and/or (B) the Final Excess Closing Cash is less than Estimated Excess Closing Cash (such amount, the “Excess Closing Cash Shortfall”), Seller shall pay, within thirty (30) days, to Buyer an amount equal to the Purchase Price Shortfall and/or the Excess Closing Cash Shortfall, as applicable. Such payment shall, at Seller’s option, be paid (x) in cash by wire transfer of immediately available funds to one or more accounts designated in writing by Buyer, or (y) by surrender of Buyer Shares (the value of the Buyer Shares for this purpose will be determined based on the daily volume-weighted average price (VWAP) of Parent’s common stock on the Nasdaq Capital Market for the thirty (30) trading days prior to the Closing Date, as reported on Bloomberg).

Section 1.05         Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on an Allocation Schedule (the “Allocation Schedule”) that shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within Ninety (90) days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within One Hundred Twenty (120) days following the Closing Date, such dispute shall be resolved by a mutually agreeable independent accounting firm (the “Independent Auditor”). The fees and expenses of the Independent Auditor shall be borne by Buyer and Seller based on the percentage that the Independent Auditor’s determination (before such allocation) bears to the total amount of the items in dispute as originally submitted for adjudication. Buyer and Seller shall file all returns, declarations, reports, information returns and statements and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) and information reports in a manner consistent with the definitive Allocation Schedule as determined or resolved by mutual agreement or the Independent Auditor in accordance with the foregoing. For the avoidance of doubt, all payments and adjustments made under this Section 1.05 shall constitute an adjustment to Purchase Price.

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Section 1.06         [RESERVED]

Section 1.07         Further Cooperation. From time to time after the Closing, the Parties, at each other’s reasonable request and without further consideration, agree to execute and deliver or to cause to be executed and delivered such other instruments of transfer as a party may reasonably request that are necessary to transfer to Buyer more effectively the right, title and interest in or to the Purchased Assets and to take or cause to be taken such further or other action as may reasonably be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement.

ARTICLE II

Closing

Section 2.01         Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the law offices of Sichenzia Ross Ference Carmel, LLP, counsel to the Buyer or remotely by exchange of documents and signatures (or their electronic counterparts), at the time or other place as determined by the Parties and subject to the Buyer’s and Seller’s receipt of the deliverables described in Section 2.02 (the “Closing Date”).

Section 2.02         Closing Deliverables.

(a)           Seller shall deliver to the Buyer at or before the Closing Date the following documents:

(i)            a bill of sale in the form of Exhibit A attached hereto (the “Bill of Sale”), duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii)           an assignment and assumption agreement in the form of Exhibit B attached hereto (the “Assignment and Assumption Agreement”), duly executed by Seller, effecting the assumption by Buyer of the Assumed Liabilities;

(iii)         the Intellectual Property Assignment substantially in the form attached hereto as Exhibit C (the “Intellectual Property Assignment”), duly executed by Seller, effecting the assignment to Buyer of the Intellectual Property Assets, which Intellectual Property Assignment Seller shall cause to be recorded in the U.S. Patent and Trademark Office promptly on or after the Closing Date;

(iv)          a Lock-Up/Leak-Out Agreement in the form of Exhibit D attached hereto, duly executed by Seller and each of the other parties designated by Seller to receive Buyer Shares at Closing;

(v)           an employment agreement in the form of Exhibit E attached hereto (the “Employment Agreement”), duly executed by the Parent and Jake Marmulstein;

(vi)          the Earnout Agreement in the form of Exhibit F attached hereto, duly executed by Seller;

(vii)        a duly executed Officer’s Certificate substantially in the form of Exhibit G attached hereto;

(viii)       a duly executed Secretary’s Certificate of the Seller substantially in the form of Exhibit H attached hereto;

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(ix)          a duly executed Amended and Restated Security Agreement between the Seller, as the grantor, and Sunriver Ventures Partners, LLC, a Delaware limited liability company (“Sunriver”), as the secured party;

(x)           a duly executed Amended and Restated Promissory Note between the Seller, as debtor, and Sunriver, as maker;

(xi)          copies of all consents, approvals, waivers and authorizations referred to in Section 3.04 of the Disclosure Schedules; and

(xii)           such other customary instruments of transfer or assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

(b)           At the Closing, Buyer shall deliver to Seller the following:

(i)            the Cash Portion of the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two business days prior to the Closing Date;

(ii)           Instructions to the Company’s transfer agent to issue the Buyer Shares registered in the names of Seller and/or in the names and amounts of its designees as set forth in Section 1.03(b)(ii) of this Agreement;

(iii)         the Assignment and Assumption Agreement duly executed by Buyer;

(iv)          the Intellectual Property Assignment duly executed by Buyer;

(v)           the Employment Agreement, duly executed by the Parent;

(vi)          the Earnout Agreement, duly executed by the Parent;

(vii)        a duly executed Buyer/Parent Officer’s Certificate substantially in the form of Exhibit I attached hereto; and

(viii)       the Lock-Up/Leak-Out Agreements duly executed by Buyer.

ARTICLE III
Representations and warranties of Seller

The Seller represents and warrants to the Buyer as of the date hereof as follows, except as set forth in the disclosure schedules to be delivered by Seller and attached to this Agreement (the “Disclosure Schedules”). The Disclosure Schedules will be arranged for purposes of convenience only, in sections corresponding to the Subsections of this Section 3 and will provide exceptions to the representations and warranties contained in Section 3 whether or not a specific reference to such Disclosure Schedules are included in a representation and warranty contained in this Section 3.

Section 3.01         Organization; Subsidiaries; Ownership of Seller. The Seller is a C-corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Seller does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Seller does not have any subsidiaries.  The Seller is not a participant in any joint venture, partnership or similar arrangement. Except for Parties listed in Schedule 3.01, no other person(s)/entities own any right, title or interest in or to any capital stock or other equity interest or owns any security that is exercisable or exchangeable for or convertible into any equity interest in the Seller.

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Section 3.02         Binding Obligation. The Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. The Seller has obtained the approval of its stockholders required by Section 271 of the Delaware General Corporation Law with respect to this Agreement and the transactions contemplated hereby. The Seller has duly authorized the execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and to carry out and consummate the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller enforceable in accordance with its terms. The execution, delivery and performance by the Seller of this Agreement does not and will not conflict with, or result in any violation of or default under, any provision of the Certificate of Incorporation (as amended), Bylaws (as amended), or other comparable agreements or constituent instruments of the Seller or any ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to the Seller or to any of its respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to the Seller in connection with its execution, delivery or performance of this Agreement.

Section 3.03         Purchased Assets. Except for Excluded Assets, the Purchased Assets consist of all assets which are used by the Seller in the Business as conducted by Seller immediately prior to the date hereof. The Purchased Assets are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

Section 3.04         No Conflicts or Consents. Except as set forth on Schedule 3.04, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) violate or breach any provision of the organizational documents of Seller; (ii) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, other than the Permitted Encumbrances; (iii) violate any Law of any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction (each, a “Governmental Authority”), as such Law applies to the Business or any of the Purchased Assets; (iv) conflict with, violate or breach, constitute a default under or result in the acceleration of any Assigned Contract; or (v) require the approval or consent of, or any notice to, any Governmental Authority or other Person (including, without limitation, any party to any of the Assigned Contracts); except, in the cases of clauses (iii), (iv) and (v), where such conflict, violation, breach, default, acceleration or failure to obtain consent or give notice (as applicable) would not have a Material Adverse Effect. For purposes of this Agreement: (i) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law or other requirement or rule of law of any Governmental Authority; (ii) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity; and (iii) “Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to the business, results of operations, financial condition or assets of the Business taken as a whole.

Section 3.05         Intellectual Property. Schedule 3.05 lists (i) all Intellectual Property and Intellectual Property Registrations and (ii) all Intellectual Property Agreements. Except as set forth on Schedule 3.05: (i) Seller owns or has the unrestricted right to use, transfer, assign, and exploit all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements, and (ii) the Intellectual Property Assets constitutes all the Intellectual Property currently required and used by Buyer to conduct the Business as presently conducted.

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Seller has not received any notice from any other Person that: (i) the conduct of the Business infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any Person; and (ii) another Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. The Seller is not aware of any Actions pending or threatened against or by the Seller relating to or affecting the Intellectual Property Assets.  For purposes of this Agreement:

(a)           “Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, trade secrets, know-how and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights and all registrations and applications for registration thereof; (iii) patents and patent applications; (iv) rights of publicity; and (v) domain names and websites, product designs and engineering designs and applications.

(b)           “Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which any other Person grants Seller, or Seller grants any other Person, exclusive or non-exclusive rights or interests in or to any Intellectual Property Assets.

(c)           “Intellectual Property Assets” means all Intellectual Property that is (A) owned by Seller (or any Affiliate of Seller), (B) used in the conduct of the Business, including the Intellectual Property Registrations set forth on Schedule 3.05, and (C) is not an Excluded Asset.

(d)           “Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any governmental authority or authorized private registrar in any jurisdiction, including registered trademarks, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

Section 3.06         Information Systems. Schedule 3.06 lists the information systems (including operating systems, software, applications and databases) used in the conduct of the Business and/or that are related to the Business or any Purchased Assets (the “Information Systems”).

Section 3.07         Title to Purchased Assets; Tangible Personal Property. Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of any mortgage, lien, charge, adverse claim of third parties, pledge, security interest or other encumbrance of any kind (each, an “Encumbrance”), except for: (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (d) other immaterial imperfections of title or other Encumbrances, if any, that would not have a Material Adverse Effect (collectively, the “Permitted Encumbrances”). The Tangible Personal Property constitutes all the machinery, data centers, tools, equipment and other tangible personal property currently required and used by Seller to conduct the Business as presently conducted.

Section 3.08         Contracts. Except as set forth in Schedule 3.08, the Seller is not a party to or bound by any lease, agreement, contract or other commitment which involves the payment or receipt of more than $1,000 per year or that is not cancelable by the Seller on less than 30 days’ notice (collectively, the “Contracts”). Each Assigned Contract is a valid and binding obligation of the Seller and is in full force and effect. The Seller has performed all material obligations required to be performed by it to date under the Assigned Contracts. All Assigned Contracts are in the name of the Seller, and all Assigned Contracts included in the Assumed Liabilities will be effectively transferred to the Buyer at the time of the Closing. Schedule 3.08 lists all Assigned Contracts included in the Purchased Assets. All of the Assigned Contracts are in full force and effect, and Seller is not in breach of or default under any Assigned Contract.

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Section 3.09         Legal Proceedings; Governmental Orders. Except as set forth on Schedule 3.09, there are no claims, actions, suits, investigations or other legal proceedings (collectively, “Actions”) pending or, to Seller’s Knowledge (as defined below), threatened against or by Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities. There are no outstanding judgments, orders, injunctions, decrees or awards outstanding (whether rendered by a court, administrative agency or arbitrator) against, relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.  "Knowledge" as used in this Agreement means the actual knowledge, after reasonable inquiry, of the Seller’s senior management, excluding any knowledge acquired in connection with the negotiation, preparation, or execution of this Agreement or the transactions contemplated hereby.

Section 3.10         Compliance with Laws. To Seller’s Knowledge, Seller and the Business are in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

Section 3.11         Taxes. Except as set forth on Schedule 3.11, Seller has filed (taking into account any valid extensions) all Tax Returns with respect to the Business required to be filed by Seller for any tax periods prior to Closing and has paid all Taxes shown thereon as owing. Seller is not currently the beneficiary of any extension of time within which to file any such Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. The representations and warranties set forth in this Section 3.11 is/are Seller’s sole and exclusive representations and warranties regarding such Tax matters. The term “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto.

Section 3.12         Employee Benefit Plans; Commissions. There are no plans of the Seller in effect for pension, profit sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other form of retirement or deferred benefit, or for any health, accident or other welfare plan, as to which the Buyer will become liable as a result of the transactions contemplated hereby. Seller owes commissions and other amounts to employees as set forth on Schedule 3.12, which amounts, for the avoidance of doubt, are included in the Assumed Liabilities.

Section 3.13         Financial Statements. Attached hereto as Schedule 3.13 are true, complete and correct copies of the unaudited balance sheet and statement of income for Seller for the years ended December 31, 2022 and 2021 and for the period ended September 30, 2023 (the balance sheet as of September 30, 2023 being the “Most Recent Balance Sheet” and the date of such balance sheet being the “Most Recent Balance Sheet Date”) (such balance sheets and statements being referred to collectively as the “Financial Statements”). Each of the Financial Statements (including the notes thereto, if any) are true, complete and correct, have been prepared from, and are consistent with, the books and records of Seller (which are correct and complete in all material respects), and present the financial condition of the Seller in accordance with the Seller’s historical practices as of the dates thereof and the operating results and cash flows for the periods of Seller then ended. Except as set forth in Schedule 3.13, Seller does not have any indebtedness for borrowed money pertaining to the Business.

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Section 3.14         Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.14, Seller does not have any liability or obligation, other than (a) liabilities set forth on the liabilities side of the Most Recent Balance Sheet, (b) liabilities and obligations which have arisen after the Most Recent Balance Sheet Date in the ordinary course of business or (c) liabilities or obligations which are not material to Seller, the Business or the Purchased Assets.

Section 3.15         Investment. The Buyer Shares being acquired by the Seller are for Seller’s own account, for investment purposes and not with a view to the sale or distribution of all or any part of the Buyer Shares, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Securities Act of 1933, and the rules and regulations promulgated thereunder (the “Act”). The Seller has sufficient Knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of purchasing the Buyer Shares. The Seller has reviewed copies of such documents and other information as the Seller has deemed necessary in order to make an informed investment decision with respect to its acquisition of the Buyer Shares. The Seller understands that the Buyer Shares may not be sold, transferred or otherwise disposed of without registration under the Act or the availability of an exemption therefrom, and that in the absence of an effective registration statement covering the Buyer Shares or an available exemption from registration under the Act, the Buyer Shares must be held indefinitely. Further, the Seller understands and has the financial capability of assuming the economic risk of an investment in the Buyer Shares for an indefinite period of time. The Seller has been advised by Parent that the Seller will not be able to dispose of the Buyer Shares, or any interest therein, without first complying with the relevant provisions of the Act and any applicable state securities laws. The Seller understands that the provisions of Rule 144 promulgated under the Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, are not currently, and may not hereafter be, available with respect to the Buyer Shares. Except as otherwise set forth in this Agreement or in the Lock Up/Leak Out Agreement, the Seller acknowledges that the Parent is under no obligation to register the Buyer Shares or to furnish any information or take any other action to assist the Seller in complying with the terms and conditions of any exemption which might be available under the Act or any state securities laws with respect to sales of the Buyer Shares in the future.

Section 3.16         Intellectual Property Rights. Except as set forth on Schedule 3.16, neither the Seller nor the Stockholder have any patents, trademarks, copyrights or other material intellectual property rights that are used in the Business.

Section 3.17         Brokerage. Except as set forth on Schedule 3.17, there are and will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Seller is a party or to which the Business or the Purchased Assets are subject for which Seller or Buyer could become obligated after the Closing.

Section 3.18         Labor Matters. Schedule 3.18 sets forth a true, complete and correct list of (i) all employees and contractors of Seller (collectively, the “Employees”) with the name of the employing company of each and the country and state in which the employee normally works, (ii) the position, date of hire, current annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, contingent or deferred compensation, and estimated or target annual incentive compensation of each such person, (iii) the exempt or non-exempt classification of such person on the Fair Labor Standards Act and any other applicable law regarding the payment of wages; and (iv) the total compensation for each executive and key employee during the fiscal years ending December 31, 2022 and December 31, 2021, in each case including any bonus, contingent or deferred compensation and accrued as of the date of this Agreement. Current and complete copies of all employment contracts or, where oral, written summaries of the terms thereof, have been delivered or made available to Buyer. Seller and any affiliate of Seller (to the extent related to the Business) have not been a party to or otherwise bound by any collective bargaining agreement or relationship with any labor union, works council, trade association, or other such employee representative, have not committed any material unfair labor practice and have not, within the past three years, implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law (collectively, the “WARN Act”).

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Section 3.19         Affiliate Transactions. Except as set forth on Schedule 3.19, no employee, officer, director or stockholder of Seller, or any person in the immediate family group of any of the foregoing (each, a “Seller Affiliate”) (i) is a party to any agreement, contract, commitment, arrangement, or transaction with Seller or that pertains to the business of Seller other than any employment, non-competition, confidentiality or other similar agreements between Seller and any person who is an officer, director or employee of Seller (each, an “Affiliate Agreement”); or (ii) owns, leases, or has any economic or other interest in any asset, tangible or intangible (including Intellectual Property Rights), that is used in, held for use in, or necessary for the operation of the Business of Seller as currently conducted and as currently proposed to be conducted (together with the Affiliate Agreements, collectively the “Affiliate Transactions”). As of the Closing, there are no outstanding or unsatisfied obligations of any kind (including inter-company accounts, notes, guarantees, loans, or advances) between Seller, on the one hand, and a Seller Affiliate on the other hand, except to the extent relating to such Seller Affiliate’s equity ownership in Seller or arising out of the post-Closing performance of an Affiliate Agreement that is in writing and is set forth on Schedule 3.19 (and a true, complete and correct copy of which has been provided to Buyer).

Section 3.20         Customers, Distributors and Vendors. Schedule 3.20  sets forth a complete and accurate list of: (a) all customers of the Business during the 12-month period ended September 30, 2023, showing the approximate total sales to each such customer during such 36-month period and the percentage of the total sales represented by such sales, and (b) the twenty (20) largest vendors of the Business (measured by the aggregate amount purchased by the Seller) during the 12-month period ended September 30, 2023 (each a “Material Vendor,” and collectively, the “Material Vendors”), showing the approximate total spend by Seller from each such vendor during such 12-month period and the percentage of total spend of Seller represented by such spend. No customer and no such Material Vendor within the last twelve (12) months has canceled or otherwise terminated, or threatened to cancel, or to the Knowledge of Seller, intends to cancel or terminate, its relationship with Seller, or has materially changed its trading terms with Seller, or has had any material disputes with  Seller. No customer within the last twelve (12) months has decreased materially or threatened to decrease or limit materially its business with Seller, or to the Knowledge of Seller, intends to modify materially its relationship with Seller (including changing the terms, whether related to payment, price or otherwise). No such Material Vendor within the last twelve (12) months has increased or threatened to increase the prices charged by such distributor or vendor to Seller for the goods or services provided by such vendor to Seller. The relationship of Seller with each customer and Material Vendor is, to the Knowledge of Seller, satisfactory and there are no unresolved material disputes with any customer or Material Vendor.

Section 3.21         Accounts Receivable. All accounts and notes receivable reflected on the Most Recent Balance Sheet are bona fide receivables arising in the ordinary course of business and the Seller does not have any actual Knowledge that any such accounts receivable are not collectible. Except as set forth on Schedule 3.21, there are no liens (other than Permitted Liens) on such receivables or any part thereof and no agreement for deduction, discount or other deferred price adjustment(s) has been made with respect to any such receivables by Seller.

Section 3.22         Fixed Assets. The fixed assets of Seller are saleable or usable in the ordinary course of business and are fit and sufficient for the purposes for which they were provided or manufactured and are normal and reasonable in kind and amount in light of the normal needs of the Business as presently conducted. Schedule 3.22 lists all fixed assets (the “Fixed Assets”) included in the Purchased Assets and each items’ depreciated value.

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Section 3.23         No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), neither the Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information, documents or material regarding the Business, the Purchased Assets or the Assumed Liabilities furnished or made available to Buyer and its Representatives in any form (including any information, documents, or material delivered to Buyer by or on behalf of Seller for purposes of this Agreement or any management presentations made in expectation of the transactions contemplated hereby), or as to the future revenue, profitability, or success of the Business, or any representation or warranty arising from statute or otherwise in Law. For purposes of this Agreement, “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

ARTICLE IV
Representations and warranties of buyer and parent

Buyer and the Parent represent and warrant to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01         Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.02         Powers; Execution. Buyer and Parent have all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer and/or Parent is a party (the “Buyer Transaction Documents”), to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer and Parent of this Agreement and the other Buyer Transaction Documents have been duly authorized by all requisite corporate action on the part of Buyer and Parent. This Agreement and the Buyer Transaction Documents constitute legal, valid and binding obligations of Buyer and Parent, as applicable, enforceable against Buyer and Parent in accordance with their respective terms, except as such enforceability may be limited by bankruptcy or similar Laws affecting creditors’ rights generally.

Section 4.03         No Conflicts; Consents. The execution, delivery and performance by Buyer and the Parent of this Agreement and the other Buyer Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) violate or breach any provision of the organizational documents of Buyer or Parent; (b) violate any Law of any Governmental Authority, as such Law applies to Buyer or Parent; (c) conflict with, violate or breach, constitute a default under or result in the acceleration of any Contract to which Buyer or Parent is a party; or (d) require the approval or consent of, or any notice to, any Governmental Authority or other Person (including, without limitation, any party to a Contract to which Buyer or Parent is a party); except, in the cases of clauses (b), (c) and (d), where such conflict, violation, breach, default, acceleration or failure to obtain consent or give notice (as applicable) would not have a material adverse effect on Buyer’s or Parent’s ability to consummate the transactions contemplated hereby.

Section 4.04         Buyer Shares.  All Buyer Shares have been duly authorized, shall be validly issued, fully paid and non-assessable, and free of any liens and Encumbrances except for restrictions on transfer provided for herein or applicable federal and state securities laws, provided that no such restrictions on transfer shall prevent or restrict the Seller from distributing or transferring any of the Buyer Shares to the holders of capital stock of Seller in connection with, or in preparation for, the liquidation and dissolution of Seller.

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Section 4.05         Compliance with Laws.  Neither Buyer nor Parent is in violation of any applicable Law in respect of the conduct of its business or the ownership of its properties, which violation of which would have a material adverse effect.

Section 4.06         Legal Proceedings.  There are no Actions pending or, to Buyer’s or Parent’s knowledge, threatened against or by Buyer or Parent. There are no outstanding judgments, orders, injunctions, decrees or awards outstanding (whether rendered by a court, administrative agency or arbitrator) against, relating to or affecting the Buyer Shares.

Section 4.07         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements, or the acts or omissions, made by or on behalf of Buyer or Parent.

Section 4.08         No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer (including any information, documents, or material delivered to Seller by or on behalf of Buyer for purposes of this Agreement or any management presentations made in expectation of the transactions contemplated hereby).

ARTICLE V
Covenants

Section 5.01         Non-Assignable Contracts. The Seller shall, during the remaining term of each Non-Assignable Contract (i.e., Assigned Contracts that require third-party consents for assignment that have not been obtained by the Seller prior to or as of the Closing, and as are listed in Schedule 5.01), use commercially reasonable efforts to (a) obtain the consent of the third parties required thereunder, (b) make the benefit of such Non-Assignable Contract available to the Buyer so long as the Buyer fully cooperates with the Seller and promptly reimburses the Seller for all payments made by the Seller (with the prior written approval of the Buyer) in connection therewith and (c) enforce, at the request of the Buyer and at the sole expense and for the account of the Buyer, any right of the Seller arising from such Non-Assignable Contract against the other party or parties thereto (including the right to elect or terminate any such Non-Assignable Contract in accordance with the terms thereof). The Seller shall not take any action or suffer any omission that could limit, restrict or terminate in any material respect the benefits to the Buyer of such Non-Assignable Contract unless, in good faith and after consultation with and prior written notice to the Buyer, the Seller is (a) ordered to do so by a Governmental Authority or body of competent jurisdiction or (b) otherwise required to do so by Law; provided, however, that if any such order is appealable, the Seller shall, at the Buyer’s sole cost and expense, take such reasonable actions as are requested by the Buyer to file and pursue such appeal and to obtain a stay of such order. Nothing in this Agreement or the Assignment and Assumption Agreement shall constitute a sale, assignment, transfer or conveyance to, or assumption by, the Buyer of the Non-Assignable Contracts. With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to the Buyer is obtained following the Closing, the Seller shall transfer such Non-Assignable Contract to the Buyer by execution and delivery of an instrument of conveyance reasonably satisfactory to the Buyer within five (5) Business Days following receipt of such approval or consent. Following the Closing, Buyer shall directly pay, or at the option of Seller, reimburse Seller, in advance, for all payments made by Seller in connection with any Non-Assignable Contracts.

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Section 5.02         Non-Assignable Assets. This Agreement shall not constitute a sale, assignment or transfer of any Purchased Asset if such sale, assignment or transfer: (a) violates applicable Law; or (b) requires the consent or waiver of another Person which has not been obtained prior to the Closing. In the event any such consent or waiver is not obtained on or prior to the Closing, following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent or waiver, or obtain a release, substitution or amendment with respect to an Assigned Contract that cannot be transferred; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, waiver, release, substitution or amendment is obtained, Seller shall sell, assign and transfer to Buyer the relevant Purchased Asset to which such consent, waiver, release, substitution or amendment relates without requiring any additional consideration from the Buyer. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment or transfer shall be paid by Seller in accordance with this Section 5.02. To the extent that any Purchased Asset or an Assumed Liability cannot be transferred to Buyer pursuant to this Section 5.02 (and as are listed in Schedule 5.02), Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing. Buyer shall, as agent or subcontractor for Seller, pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, without any additional expense to the Buyer, hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller from and after the Closing Date, to the extent related to such Purchased Asset in connection with the arrangements under this Section 5.02. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets.

Section 5.03         Public Announcements. Seller and Buyer shall not issue a press release or other publicity announcing the sale of the Purchased Assets or any other aspect of the transactions contemplated hereby without the prior written approval of the other party, unless such disclosure is required by applicable law, or unless such disclosure is made by the Buyer or its Affiliates following the execution of the Transaction Documents and the Closing. The Seller acknowledges that the Buyer may be required by federal securities laws to disclose the material terms of this Agreement through the filing with the SEC of a Current Report on Form 8-K and that the Buyer may attach a copy of this Agreement as an exhibit to such Current Report or as an exhibit to the Buyer’s next Quarterly Report on Form 10-Q. The parties agree to work together to develop a communication and client positioning strategy to ensure maximum retention of clients of the Business.

Section 5.04         Confidentiality.

(a)           Except with respect to the Purchased Assets, Assumed Liabilities or the Business, Buyer acknowledges and agrees that the Confidential Letter of Intent, dated as of September 12, 2023, between Parent and Seller (the “Confidentiality Agreement”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. In addition to and without limiting the generality of the foregoing, (i) Buyer shall not use or disclose, directly or indirectly, to any Person any trade secrets or confidential or proprietary documents, processes, plans, marketing information, prospect lists, or financial information relating to the Excluded Assets or the Excluded Liabilities, and (ii) except as required by law or relevant regulation(s), no party hereto shall, directly or indirectly, disclose, reveal, divulge or communicate to any Person the terms and conditions set forth in this Agreement or any other Transaction Document, or in respect of the transactions contemplated hereby or thereby; provided, however, that Seller may disclose such terms and conditions to any prospective buyer of any Excluded Assets upon prior written notice to Buyer. The foregoing shall not apply to (1) any information which (a) is or becomes generally available to the public other than as a result of a party’s breach of the terms of this Section 5.04; or (b) a party is required to disclose in connection with any legal proceeding, any Tax filing, applicable Law or any other legal requirement; provided, however, that such party shall give prior notice thereof to the other party in the event such other party may desire to seek to obtain a protective order with respect thereto, or (2) with respect to Section 5.04(a)(ii) only, the provision of any such information by a party to its attorneys, accountants, consultants and other professional advisers and to a party’s actual or potential lenders, equity holders or investors in such party; provided, however, that such party shall require of such Persons the confidential treatment thereof consistent with this Section 5.04.

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(b)           The parties acknowledge and agree that any breach of Section 5.04 by either party will cause the other party irreparable injury and damage. Therefore, each party shall be entitled to seek injunctive or other equitable relief to secure enforcement of any part of this Section 5.04. Nothing herein shall be construed as a waiver by either party hereto of any right it may now have or hereafter acquire to monetary damages by reason of any injury to its property, business or reputation or otherwise arising out of any breach or any otherwise wrongful act or omission by the other party.

Section 5.05         Transfer Taxes. Notwithstanding anything to the contrary, all transfer, sales, use, registration, documentary, stamp, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (other than the Employment Agreement) to which Seller is a party, if any, shall be borne and paid by Seller and Buyer on a 50/50 basis when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.06         Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each Party shall use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable in accordance with the terms hereof and shall cooperate fully with each other party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a)           Each Party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Authority with jurisdiction over the transactions contemplated hereby (except that the Buyer shall have no obligation to take or consent to the taking of any action required by any such Governmental Authority that could adversely affect the business of the Seller, the Purchased Assets or the transactions contemplated by this Agreement or the Buyer related agreements). The Seller shall furnish to the Buyer all information required for any application or other filing to be made by the Seller pursuant to any applicable Law in connection with the transactions contemplated hereby;

(b)           Each Party shall promptly notify the other party of (and provide written copies of) any communications from or with any Governmental Authority in connection with the transactions contemplated hereby;

(c)           In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby;

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(d)           The Seller shall give all notices to third parties and use its best efforts (in consultation with the Buyer) to obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated hereby, (ii) required to be given or obtained, or (iii) required to prevent a Material Adverse Effect, whether prior to, on or following the Closing Date; and

(e)           The Seller, the Stockholder, the Buyer and the Parent, as applicable, shall use their best efforts to cause the conditions in Article VI to be satisfied.

Section 5.07         Transfer Restrictions.

(a)           Seller covenants that (i) it currently has no plans or agreements to distribute the Buyer Shares to the stockholders of Seller, except in accordance with the terms provided under the Lock Up/Leak Out Agreement, and that (ii) the Buyer Shares will only be disposed of pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of Buyer Shares, other than pursuant to an effective registration statement or as set forth below, Parent may require the transferor to provide to Parent an opinion of counsel selected by the transferor to the effect that such transfer does not require registration under the Securities Act. Notwithstanding the foregoing, Parent hereby consents to and agrees to register on the books of Parent and with its transfer agent, without any such legal opinion, except to the extent that the transfer agent requests such legal opinion, any transfer of Buyer Shares by the Seller to an Affiliate, stockholder or debt holder of the Seller, provided that the transferee certifies to Parent that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act and provided that such transferee does not request any removal of any existing legends on any certificate evidencing the Buyer Shares. Notwithstanding anything to the contrary, Parent shall use commercially reasonable efforts to, at Parent’s cost, cause to be prepared and delivered to Parent’s transfer agent at least five days in advance of the six-month anniversary of the Closing Date (the “Rule 144 Holding Period”) a legal opinion of Parent’s counsel regarding the termination of the Rule 144 Holding Period and instructions to Parent’s transfer agent to remove any restrictive legends applicable to the Buyer Shares (provided that Seller has provided any representations and certifications reasonably requested by Parent or Parent’s transfer agent or counsel to verify satisfaction of any of the conditions of Rule 144), which opinion shall be delivered to the transfer agent (and no opinion of counsel shall be required from Seller or any transferor).

(b)           The Seller agrees to the imprinting, so long as is required by this Section 5.07(b) but subject to Section 5.07(a), of the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, HAVE BEEN TAKEN WITHOUT A VIEW TO THE DISTRIBUTION THEREOF WITHIN THE MEANING OF SUCH ACT, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE COMPANY WILL NOT TRANSFER SUCH SHARES EXCEPT UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE COMPANY, WHICH MAY INCLUDE AN OPINION OF COUNSEL, THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH, THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.

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Section 5.08         Insurance. If requested by the Buyer, each of the Seller and the Stockholder shall in good faith cooperate with the Buyer and take all actions reasonably requested by the Buyer/Parent that are necessary or desirable to permit the Buyer to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the Seller that are currently in force. All costs relating to the actions described in this Section 5.08 shall be borne solely by the Buyer.

Section 5.09         Accounts and Notes Receivable. From and after the Closing, if the Seller or the Stockholder receives or collects any accounts receivable under any Assigned Contract, the Seller or Stockholder, as applicable, shall remit any such amounts to the Buyer within five (5) days of each day on which the Seller or the Stockholder, as applicable, receives such sum.

Section 5.10         Liabilities for Taxes in Straddle Periods. With respect to Seller’ Liability for Taxes for any Straddle Period, (a) all Taxes (other than sales, gross receipts, net income, or any other income statement item) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the number of days of such taxable period included in the Pre-Closing Tax Period and Post-Closing Tax Period, respectively, and (b) all other Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period on a “closing of the books basis” by assuming that the books of the relevant Seller entity were closed at the end of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such periods on a daily basis as applicable. For purposes of this Agreement, all Taxes related to the Purchased Assets incurred for any taxable period (or portion thereof) that ends before or on the Closing Date (including, without limitation, any income, gain, loss, or deduction resulting from the transactions contemplated by this Agreement and the portion of any personal property, real property or ad valorem Taxes allocable to a taxable period (or portion thereof) ending before or on the Closing Date) shall be Seller’s Liability, and any such Taxes related to the Purchased Assets incurred for any taxable period (or portion thereof) that begins after the Closing Date shall be a Buyer’s Liability. For purposes of this Agreement, (i) “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date; (ii) “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date; and (iii) “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

Section 5.11         Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party.

Section 5.12         Non-Disparagement. Each Party hereto hereby agrees and covenants that such Party shall not at any time make, publish, or communicate to any Person or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning any other party hereto or its businesses, or any of its Affiliates, employees, officers, or directors and their respective existing customers, suppliers, investors, and other associated third parties, in each case existing as of the Closing Date.

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Section 5.13          Non-Competition; Non-Solicitation.

(a)           During the Restricted Period (as defined below), neither Seller nor Stockholder, without the prior written consent of Buyer or Parent, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other Person, firm, corporation, or other business organization, engage or otherwise become involved in a Competing Business (as defined below) in any country in which Parent conducted business during the term of Stockholder’s employment with Parent; provided, however, that the provisions of this  Section 5.13(a) shall apply solely to those activities of a Competing Business which are congruent with those activities with which Stockholder was personally involved or for which Stockholder was responsible while employed by Parent or its subsidiaries during the twenty-four (24) month period preceding termination of Stockholder’s employment. This Section 5.13(a) will not be violated, however, by Seller’s or Stockholder’s investment of up to 5% of the voting shares in the aggregate in one or more publicly-traded companies that engage in a Competing Business. “Competing Business” means a business or enterprise (other than Parent or its subsidiaries) engaged in the capital raising platforms, tools, and systems for multifamily or commercial real estate investors, lenders, and intermediaries and any other business directly competing with the business of Parent as currently conducted or otherwise conducted by Parent during the term of Stockholder’s employment with Parent (the “Restricted Activities”). “Restricted Period” means the Term (as defined in the Employment Agreement between Stockholder and the Parent) plus (i) twelve (12) months following termination of Stockholder’s employment with Parent if Stockholder’s employment with Parent is terminated by Parent for any reason or (ii) eighteen (18) months following termination of Stockholder’s employment with Parent if Stockholder voluntarily terminates his employment with Parent for any reason.

(b)           During the Restricted Period (as defined above), neither Seller nor Stockholder will engage in any Wrongful Solicitation. A “Wrongful Solicitation” shall be deemed to occur when Seller or Stockholder directly or indirectly (except in the course of Stockholder’s employment with Parent), for the purpose of conducting or engaging in a Competing Business, calls upon, solicits, advises or otherwise does, or attempts to do, business with any Person who is, or was, during the then most recent 24 month period, a customer of Parent or any of its subsidiaries, or takes away or interferes or attempts to take away or interfere with any custom, trade, business, patronage or affairs of Parent or any of its subsidiaries, or hires or attempts to hire any Person who is, or was during the most recent 24 month period, an employee, officer, representative or agent of Parent or any of its subsidiaries, or solicits, induces, or attempts to solicit or induce any Person who is an employee, officer, representative or agent of Parent or any of its subsidiaries to leave the employ or agency of Parent or any of its subsidiaries, or violate the terms of their contract, or any employment consulting or agent agreement, with it.

(c)           Each Party acknowledges that a breach or threatened breach of this Section 5.13 would give rise to irreparable harm to the non-breaching party, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach by such party of any such obligations, the non-breaching party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)           Each Party acknowledges that the restrictions contained in this Section 5.13 are reasonable and necessary to protect the legitimate interests of the parties hereto and constitute a material inducement to each party to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.13 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 5.13 are severable and distinct. The invalidity or unenforceability of any such covenant as written shall not invalidate or render unenforceable the remaining covenants of this Section 5.13, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant in any other jurisdiction.

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Section 5.14         Transfer of Information Services. After the Closing, Seller shall cooperate with Buyer for a smooth transition of all Information Systems, including software, applications, cloud services and related support, related to the Business and the Purchased Assets (but excluding Information Systems that are Excluded Assets). Seller and Buyer will cooperate in the physical transfer to Buyer of the underlying software code and any other Information Systems included in or related to the Business and the Purchased Assets within 30 days of the Closing Date (but excluding Information Systems that are Excluded Assets).

Section 5.15         Confidential Access and Investigation. During the period from the date hereof to the Closing Date (the “Pre-Closing Period”), the Seller shall: (a) provide the Buyer and the Buyer’s Representatives with reasonable access to the Buyer’s Representatives, personnel, premises, properties and assets and to all existing books, records, Contracts, Governmental Authorizations, Tax Returns, work papers and other documents and information relating to the Seller; (b) provide the Buyer and the Buyer’s Representatives with copies of such books, records, Tax Returns, work papers and other documents and information and with such additional financial, operating and other data and information regarding the Seller as the Buyer may reasonably request; and (c) otherwise cooperate and assist, to the extent reasonably requested by the Buyer, with the Buyer’s investigation of the Seller and its business, properties, assets and financial condition. In addition, the Buyer shall have the right to have the real property and the Seller’s tangible personal property inspected by the Buyer and the Buyer’s Representatives, at the Buyer’s sole cost and expenses, for purposes of determining the physical condition and legal characteristics of the real property and the Seller’s tangible personal property. The provisions set forth in this Section 5.15 shall also apply with respect to Seller’s investigation into Buyer and Parent to the extent necessary and subject to Parent’s compliance with applicable securities laws.

ARTICLE VI
CONDITION PRECEDENT

Section 6.01   Conditions To Each Party’s Obligation. The respective obligations of each Party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)           Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(b)           Legal Action. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.

(c)           Employment Agreement. The Parent and Jake Marmulstein shall have entered into a mutually agreeable employment contract which will provide for employment of Mr. Marmulstein as a Vice President of Parent for a period of five (5) years following the Closing Date, which Employment Agreement shall automatically renew following the expiration of such five-year period unless terminated by the Parent or Mr. Marmulstein in accordance with such Employment Agreement. The Employment Agreement shall provide for annual compensation of $130,000 salary per year, 80,000 Parent stock options, exclusive of travel, entertainment or other approved expenses related to the Business and shall also contain provisions related to termination, non-competition, and non-solicitation.

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(d)           Additional Employment Agreement. The Buyer and/or the Parent may also additionally provide further employment offers and enter into mutually agreeable employment contracts for a period of one (1) year following the Closing Date, with Yasmin Bastots and Antonio Milesi, and certain other employees of the Company, as it deems appropriate and fit, provided the said employment agreements are for at least a year from the date of Closing.

(e)           Closing Documents. The Buyer Shares and all other Transaction Documents to be delivered at the Closing shall be in form and substance reasonably satisfactory to each of the parties.

Section 6.02         Conditions of Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Buyer:

(a)           Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of Seller to such effect.

(b)           Performance of Obligations of Seller. The Seller shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of Seller to such effect.

(c)           Satisfactory Completion of Due Diligence. The Buyer shall have completed its due diligence review of the Seller and the results thereof shall be satisfactory to the Buyer in its sole discretion, including, among other things, Buyer’s confirmation of the value of the Purchased Assets.

(d)           Assigned Contracts. The Buyer shall have confirmed the Assigned Contracts or received satisfactory alternative evidence that the Assigned Contracts are in full force and effect without default.

(e)           No Material Adverse Change. Since September 30, 2023, there shall have been no material adverse change in the financial condition, results of operations, business or assets of Seller.

(f)            Consents and Actions. All requisite consents of any third parties to the transactions contemplated by this Agreement shall have been obtained.

(g)           Release of Interests. Provision satisfactory to Buyer shall have been made for the release, at the cost of Seller, of any lien, charges, security interests or encumbrances which encumber any of the Purchased Assets and the cost of such releases shall be borne by the Seller.

(h)           Completion of Transition Plans. Transition, sales and financial plans shall have been completed to the satisfaction of Buyer.

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(i)            Delivery and Review of Disclosure Schedules. The Seller shall have delivered definitive Disclosure Schedules to this Agreement to the Buyer, together with all documents referred to thereon.

(j)            Closing Deliveries. The Seller shall deliver, or cause to be delivered, to Buyer at or prior to the Closing the documents listed in Section 2.02(a) above.

Section 6.03         Conditions Of Obligations Of Seller. The obligations of the Seller to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Seller:

(a)           Representations and Warranties. The representations and warranties of Buyer and Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Seller shall have received a certificate signed by the chief executive officer of the Buyer and Parent to such effect.

(b)           Performance of Obligations of Buyer. Buyer and Parent shall have performed all obligations required to be performed by them under this Agreement prior to the Closing Date, and the Seller shall have received a certificate signed by the chief executive officer of Buyer to such effect.

(c)           Consents and Actions. All requisite consents of any third parties or governmental agencies to the transactions contemplated hereby shall have been obtained.

(d)           Other Documents. The Seller shall have received the Buyer Shares and such other documents, instruments or certificates as shall be reasonably requested by the Seller or its counsel, including the documents listed in Section 2.02(b) above.

ARTICLE VII
Indemnification

Section 7.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date, except that (a) those representations and warranties in Sections 3.05 and 3.16 concerning Intellectual Property matters will survive the Closing for a period of twenty-four (24) months, and (b) those representations and warranties in ARTICLE III concerning environmental, ERISA and tax matters, will survive the Closing until ninety (90) days after expiration of the applicable statute of limitations for claims related to such matters, and (c) the representations and warranties in the applicable party under Sections 3.01, 3.02, 4.01, 4.02, 4.03, and 4.04 shall survive the Closing until ninety (90) days after expiration of the applicable statute of limitations for claims related to such matters. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party (each as defined below) prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

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Section 7.02         Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VII, from and after the Closing, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, Buyer (or any of its Affiliates) based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement;

(c)           any Excluded Asset or any Excluded Liability; or

(d)           the legal proceedings described on Schedule 3.09.

Section 7.03         Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, from and after the Closing, Buyer and Parent shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller (or any of its Affiliates) based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Buyer or Parent contained in this Agreement;

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or Parent pursuant to this Agreement;

(c)           any Assumed Liability; or

(d)           any other liabilities of Buyer or Parent related to the operation of the Business by Buyer and/or Parent after the Closing.

Section 7.04         Certain Limitations. The Party making a claim under this ARTICLE VII is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party.” The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)           The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds $10,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)           Subject to the other limitations herein and excluding Buyer’s obligation to pay the Purchase Price, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02 or Section 7.03, as the case may be, shall not exceed $1,000,000.

(c)           Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

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(d)           In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement (but excluding third party claims that include such Losses), or diminution of value or any damages based on any type of multiple.

(e)           Seller shall not be liable under this ARTICLE VII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer (x) had knowledge of such inaccuracy or breach prior to the Closing and (y) did not insist in writing upon the remediation thereof prior to the Closing.

Section 7.05         Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. Such notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of such claim. Notwithstanding the foregoing, an Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.06         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07         Exclusive Remedies. The parties acknowledge and agree that from and after the Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.07 shall limit any Person’s right to seek and obtain any equitable relief (including without limitation Seller’s right to seek specific performance of Buyer’s obligation to pay the Purchase Price) to which such Person shall be entitled or to seek any remedy on account of any intentional fraud by any party hereto.

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ARTICLE VIII
Miscellaneous

Section 8.01         Termination Events. This Agreement may be terminated prior to the Closing:

(a)           by mutual written consent of the Buyer and the Seller;

(b)           by written notice from the Buyer to the Seller, if there has been a breach of any representation, warranty, covenant or agreement by the Seller, or any such representation or warranty shall become untrue after the date hereof, or the occurrence of a materially adverse event capable of rendering the current transaction ineffective, such that the conditions in Section 6.1 and Section 6.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) fifteen (15) days after written notice thereof is given by the Buyer to the Seller and (ii) the Expiration Date;

(c)           by written notice from the Seller to the Buyer, if there has been a breach of any representation, warranty, covenant or agreement by the Buyer or Parent, or any such representation or warranty shall become untrue after the date hereof, such that the conditions in Section 6.1 and Section 6.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) fifteen (15) days after written notice thereof is given by the Seller to the Buyer and (ii) the Expiration Date;

(d)           by written notice by the Seller to the Buyer or the Buyer to the Seller, as the case may be, in the event the Closing has not occurred on or prior to November 21, 2023 (the “Expiration Date”) for any reason other than delay or nonperformance of or breach by the party to this Agreement seeking such termination.

Section 8.02         Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement or its partners, officers, directors or shareholders, except for obligations under Section 5.03 (Public Announcements), Section 5.04 (Confidentiality), Section 9.01 (Expenses), Section 9.02 (Notices), Section 9.04 (Severability), Section 9.07 (Amendment and Modification; Waiver), Section 9.08 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial), and this Section 8.2, all of which shall survive the Termination Date. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any intentional breach hereof.

ARTICLE IX
Miscellaneous

Section 9.01         Expenses. Except as otherwise expressly provided herein (including Section 5.05 hereof), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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Section 9.02         Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Groundbreaker Technologies Inc.
900 N. Michigan Ave., Suite 1600
Chicago, IL 60611
Attention: Jake Marmulstein
Email: jake@groundbreaker.co
With a copy to (which
shall not constitute Notice):	TangoLaw, PLLC
801 2nd Ave, Suite 1110
Seattle, WA 98104
Attention: Douglas Choi, Esq.; Shane Anderson; Esq.
Email: doug@tangolaw.com, shane@tangolaw.com

If to Buyer:	Janover Inc.
6401 Congress Ave, Ste 250,
Boca Raton, FL, 33487
Attention: Blake Janover, Chief Executive Officer
Email: blake@janover.co

With a copy to (which	Sichenzia Ross Ference Carmel LLP
shall not constitute Notice):	1185 Avenue of the Americas, 31st Floor
New York, NY 10036
Attention: Ross Carmel, Esq.
Email: rcarmel@srfc.law

Section 9.03         Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

Section 9.05         Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 9.06         Successors and Assigns; Assignment. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.07         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 9.08         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether the State of New York or any other jurisdiction). Any legal suit, action, proceeding or dispute arising out of or relating to this Agreement, the other Transaction Documents (excluding the Employment Agreement, which shall be governed by its terms) or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding or dispute.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (EXCLUDING THE EMPLOYMENT AGREEMENT, WHICH SHALL BE GOVERNED BY ITS TERMS) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS (EXCLUDING THE EMPLOYMENT AGREEMENT, WHICH SHALL BE GOVERNED BY ITS TERMS) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.09         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

GROUNDBREAKER TECHNOLOGIES INC.

By:
Name:	Jake Marmulstein
Title:	Chief Executive Officer

STOCKHOLDER:

Jake Marmulstein

BUYER:

GROUNDBREAKER TECH INC.

By:
Name:	Blake Janover
Title:	Chief Executive Officer

PARENT:

JANOVER INC.

By:
Name:	Blake Janover
Title:	Chief Executive Officer

[signature page to asset purchase agreement]

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APPENDIX A

Definitions

Term	Section
Act	Section 3.15
Actions	Section 3.09
Affiliate Agreement	Section 3.19
Affiliate Transactions	Section 3.19
Agreement	Preamble
Allocation Schedule	Section 1.05
Assignment and Assumption Agreement	Section 2.02(a)(ii)
Assigned Contracts	Section 1.02(a)
Assumed Liabilities	Section 1.02(a)
Business	Recitals
Buyer	Preamble
Buyer Shares	Section 1.03(b)(ii)
Buyer Transaction Documents	Section 4.02
Cash Portion	Section 1.03(b)(i)
Closing	Section 2.01
Closing Cash	Section 1.04(b)(ii)
Closing Date	Section 2.01
Closing Date Cash	Section 1.04(c)(i)
Closing Date Net Working Capital Adjustment	Section 1.04(c)(i)
Closing Statement	Section 1.04(c)(i)
Confidentiality Agreement	Section 5.04
Contracts	Section 3.08
Customer Data	Section 5.14(b)
Deductible	Section 7.04(a)
Disclosure Schedules	Section 3
Disputed Items	Section 1.04(c)(ii)
Employees	Section 3.18
Employment Agreement	Section 2.02(a)(v)
Encumbrance	Section 3.07
Estimated Cash Purchase Price	Section 1.04(b)(iii)
Estimated Excess Closing Cash	Section 1.04(b)(ii)
Estimated Purchase Price	Section 1.04(b)(ii)
Excess Closing Cash	Section 1.04(b)(ii)
Excess Closing Cash Calculation	Section 1.04(c)(i)
Excess Closing Cash Overage	Section 1.04(d)(i)
Excess Closing Cash Shortfall	Section 1.04(d)(ii)
Excluded Assets	Section 1.01(a)(ii)
Excluded Liabilities	Section 1.02(b)
Expiration Date	Section 8.01(d)
Final Excess Closing Cash	Section 1.04(c)(iii)
Final Purchase Price	Section 1.04(c)(iii)
Financial Statements	Section 3.13
Fixed Assets	Section 3.22
GAAP	Section 1.04(b)(i)
Governmental Authority	Section 3.04
Indemnified Party	Section 7.04
Indemnifying Party	Section 7.04
Independent Auditor	Section 1.04(c)(ii)

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Term	Section
Information Systems	Section 3.06
Intellectual Property	Section 3.05(a)
Intellectual Property Agreements	Section 3.05(b)
Intellectual Property Assets	Section 3.05(c)
Intellectual Property Assignment	Section 2.02(a)(iii)
Intellectual Property Registrations	Section 3.05(d)
Janover	Preamble
Knowledge	Section 3.09
Law	Section 3.04
Lock Up/Leak Out Agreement	Section 1.03(b)(ii)
Losses	Section 7.02
Material Adverse Effect	Section 3.04
Material Vendor(s)	Section 3.20
Most Recent Balance Sheet	Section 3.13
Most Recent Balance Sheet Date	Section 3.13
Net Working Capital	Section 1.04(b)(i)
Net Working Capital Adjustment	Section 1.04(b)(i)
Non-Assignable Assets	Section 5.02
Non-Assignable Contracts	Section 5.01
Noncompete Period	Section 5.13(d)
Notice of Disagreement	Section 1.04(c)(ii)
Parent	Preamble
Permitted Encumbrances	Section 3.07
Person	Section 3.04
Post-Closing Tax Period	Section 5.10
Pre-Closing Period	Section 3.23
Pre-Closing Tax Period	Section 5.10
Preliminary Closing Statement	Section 1.04(b)(ii)
Purchase Price	Section 1.03(a)
Purchase Price Calculation	Section 1.04(c)(i)
Purchase Price Overage	Section 1.04(d)(i)
Purchase Price Shortfall	Section 1.04(d)(ii)
Purchased Assets	Section 1.01(a)(i)
Restricted Period	Section 5.13(c)
Review Period	Section 1.04(c)(ii)
Seller	Preamble
Seller Affiliate	Section 3.19
Stockholder	Preamble
Straddle Period	Section 5.10
Tax Returns	Section 1.05
Territory	Section 5.13(a)
Transaction Documents	Section 1.01(b)
WARN Act	Section 3.18
Working Capital	Section 1.04(b)(i)

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EXHIBIT A

BILL OF SALE

See attached.

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EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

See attached.

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EXHIBIT C

INTELLECTUAL PROPERTY ASSIGNMENT

See attached.

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EXHIBIT D

LOCK UP/LEAK OUT AGREEMENT

See attached.

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EXHIBIT E

EMPLOYMENT AGREEMENT

See attached.

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EXHIBIT F

EARNOUT AGREEMENT

See attached.

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EXHIBIT G

OFFICER’S CERTIFICATE

See attached.

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EXHIBIT H

SECRETARY’S CERTIFICATE

See attached.

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EXHIBIT I

BUYER/PARENT OFFICER’S CERTIFICATE

See attached.

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